EXHIBIT 99.4

PROXY	PROXY

Heartland Bancshares, Inc.
Special Meeting of Shareholders
                    , 2005

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints                      and                     , or either of them, as proxies of the undersigned, each with full power of substitution, to represent and to vote, as indicated below, all shares of common stock of Heartland Bancshares, Inc. which the undersigned is entitled to vote at the Special Meeting of Shareholders of Heartland Bancshares, Inc. to be held on                     , 2005 or any adjournments or postponements thereof (the “Shareholders Meeting”), upon the following matters:

1.	Approval of Merger Agreement. The approval of the Agreement of Affiliation and Merger, dated as of August 31, 2004, among Blue River Bancshares, Inc., Shelby County Bank, Heartland Bancshares, Inc. and Heartland Community Bank.

☐ FOR           ☐ AGAINST           ☐ ABSTAIN

2.	Other Matters. In their discretion, on such other matters as may properly come before the Shareholders Meeting.

Please sign on reverse side

(continued from other side)

This Proxy will be voted as directed, but if not otherwise directed, this Proxy will be voted FOR Approval of the Merger Agreement described by Proposal 1. On any other matters that may properly come before the Shareholders Meeting, this Proxy will be voted in accordance with the best judgment of the proxies. This Proxy may be revoked at any time prior to its exercise.

PLEASE COMPLETE, SIGN, DATE AND RETURN THIS PROXY PROMPTLY.

DATED: , 2005
(Signature of Shareholder)

(Signature of Shareholder)

Please sign exactly as your name appears on your stock certificate and on the label placed to the left. Joint owners should each sign personally. Trustees, guardians, executors and others signing in a representative capacity should indicate the capacity in which they sign.